                     DESKTOP DATA, INC. AND SUBSIDIARIES            EXHIBIT 11.1
                     COMPUTATION OF NET EARNINGS PER SHARE
                                  (UNAUDITED)
                     (in thousands, except per share data)


                                                    Three Months Ended
                                                         March 31,
                                                      1996      1995
                                                    --------  ---------

Net income                                            $  841    $  276
Accretion of dividends on Series B redeemable
  preferred stock                                          -       (34)
                                                      ------    ------
Net income available for common
  stockholders                                        $  841    $  242
                                                      ======    ======

Weighted average common shares outstanding             8,525     2,630
Weighted average shares to reflect the
  conversion of Series A, Series C, and Series D
  preferred stock as of the beginning of
  the period                                               -     3,847
Common stock options issued after July 1, 1994,
  pursuant to the treasury stock method                    -        43
Common stock equivalents outstanding, pursuant
  to the treasury stock method                           238       163
                                                      ------    ------

Weighted average number of common and
   common equivalent shares outstanding
   in 1996;  Pro forma weighted average number
   of common and common equivalent shares
   outstanding in 1995                                 8,763     6,683
                                                      ------    ------

Net income per common and common equivalent
   share in 1996; Pro forma net income per
   common and common equivalent share
   in 1995                                             $0.10     $0.04
                                                      ======    ======


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